UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 24, 2009

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2009, Terex Corporation (“Terex” or the “Company”) and certain of its subsidiaries entered into an amendment to their existing credit agreement with the lenders party thereto and Credit Suisse, as administrative agent and collateral agent (the “Amendment”). A copy of the Amendment is filed as Exhibit 10.1 to this Form 8-K, and the following summary is qualified in its entirety by reference to the attached Amendment.

The Amendment revises the threshold of the consolidated fixed charge coverage ratio from 1.25 to 1.00 to the ratios described below for the periods set forth below and generally caps at $5 million the amount of share repurchases Terex can make in each of the first two quarters of 2009. Share repurchases in 2008 will be excluded from the calculation of the consolidated fixed charge coverage ratio for the first two quarters of 2009.

Period	Ratio
July 14, 2006 through and including March 31, 2009	1.25 to 1.00
April 1, 2009 through and including June 30, 2009	1.10 to 1.00
July 1, 2009 through and including March 31, 2010	0.80 to 1.00
Thereafter	1.25 to 1.00

The Amendment also raises the interest rates charged under the credit agreement by 100 basis points and includes a provision that would increase the interest rates charged under the credit agreement by an additional 100 basis points if Terex fails to achieve a consolidated fixed charge coverage ratio of at least 1.00 to 1.00 for certain quarterly periods in 2009 and 2010. The Amendment also includes certain other technical changes.

A copy of a press release announcing the Company’s entry into the Amendment is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1     Amendment No. 2 dated as of February 24, 2009 to Credit Agreement dated as of July 14, 2006, among Terex Corporation, certain of its subsidiaries, the Lenders named therein and Credit Suisse, as Administrative Agent and Collateral Agent.

99.1	Press release of Terex Corporation issued on February 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2009

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel